 Fourth Amended and Restated
Schedule A
to the
Administration Agreement
by and between
Exchange Listed Funds Trust
and
UMB Fund Services, Inc.

Intending to be legally bound, the undersigned hereby amend and restate Schedule A to the aforesaid Agreement as follows, effective as of the date set forth below.

NAMES OF FUNDS

Knowledge Leaders Developed World ETF
The WEAR ETF
Saba Closed-End Funds ETF
ProSports Sponsors ETF
James Biblically Responsible Investment ETF

In witness whereof, the undersigned have executed this Fourth Amended and Restated Schedule A to the Administration Agreement between Exchange Listed Funds Trust and UMB Fund Services, Inc., effective as of the 25th day of September, 2017.

UMB FUND SERVICES, INC.		EXCHANGE LISTED FUNDS TRUST

By:	/s/ Anthony J. Fischer	By:	/s/ J. Garrett Stevens
	Anthony J. Fischer	J. Garrett Stevens
	President	President

Date:	11/6/17	Date:	October 26, 2017